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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NXT Energy Solutions Inc.

We consent to the incorporation by reference in the registration statement on Form F-7 of NXT Energy Solutions Inc. of our report dated March 29, 2017, with respect to the consolidated balance sheets of NXT Energy Solutions Inc. as of December 31, 2016 and 2015 and the related consolidated statements of income (loss) and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and notes, comprising a summary of significant accounting policies and explanatory information, which report appears in the December 31, 2016 annual report on Form 20-F of NXT Energy Solutions Inc.

Chartered Professional Accountants

September 26, 2017

Calgary, Canada

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